Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-255206 on Form S-3 and Registration Statement Nos. 333-267592, 333-224957, 333-209462, 333-178467, and 333-163542 on Form S-8 of our reports dated August 30, 2023, relating to the consolidated financial statements of Aviat Networks, Inc. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended June 30, 2023.

/s/ Deloitte & Touche LLP
Austin, Texas
August 30, 2023